Exhibit (a)(8)

          This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Shares (as defined below). The Offer ( as defined below) is made solely by the Offer to Purchase dated November 9, 1995 (the "Offer to Purchase") and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

              Notice    of    Offer    to   Purchase     for    Cash
                      All Outstanding Shares of Common Stock
                                      of
                             SCOR U.S. Corporation
                                       at
                               $15.25 Net Per Share
                                       by
                            SCOR Merger Sub Corporation
                            A Wholly Owned Subsidiary of
                                      SCOR S.A.

          SCOR Merger Sub Corporation, a newly organized Delaware corporation (the "Purchaser") and a wholly owned subsidiary of SCOR S.A., a societe anonyme organized under the laws of The French Republic ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.30 per share (the "Shares"), of SCOR U.S. Corporation, a Delaware corporation (the "Company"), not currently beneficially owned directly or indirectly by Parent at a price of $15.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"). Parent currently beneficially owns approximately 80% of the outstanding Shares. Following the Offer, Parent intends to cause the Purchaser to effect the Merger (as defined below).

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995, UNLESS THE OFFER IS EXTENDED.

          THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION
          OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH
          ANY SHARES CURRENTLY BENEFICIALLY OWNED DIRECTLY OR
          INDIRECTLY BY PARENT, WILL CONSTITUTE AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE INTRODUCTION AND SECTION 13 OF THE OFFER TO PURCHASE.

          THE BOARD OF DIRECTORS OF THE COMPANY AND THE SPECIAL
          COMMITTEE (AS DEFINED IN THE OFFER TO PURCHASE) HAVE
          UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 2, 1995 (the "Merger
          Agreement"), among Parent, the Purchaser and the Company.
          The Merger Agreement provides that, among other things, promptly after the purchase of Shares pursuant to the Offer and the receipt of any required approval of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions, the Purchaser will be merged (the "Merger") into the Company. Following consummation of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger (the "Effective Time"), each then outstanding Share not owned by Parent or any subsidiary of Parent (other than Shares held by stockholders of the Company who have properly exercised their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer (the "Offer Price"). Pursuant to the Merger Agreement, at the Effective Time each outstanding option to purchase Shares, whether or not then vested, will be cancelled and each holder thereof will be thereafter entitled to receive only the difference, if positive, between the Offer Price and the exercise price of such options, multiplied by the number of Shares subject to such options.

          Under the terms of the indenture pursuant to which the Company's 5 1/4% Convertible Subordinated Debentures
          (the "Debentures") were issued, in the event that Parent directly or indirectly owns, after giving effect to the purchase of Shares pursuant to the Offer, in excess of 90% of the outstanding Shares, the holders of the Debentures shall have the right to require the Company to repurchase the Debentures at a repurchase price equal to 100% of the principal amount thereof together with accrued and unpaid interest to the date of such repurchase (the "Repurchase Price"). In addition, in the event the Merger is consummated, the holders of the Debentures will be entitled to convert the Debentures into the right to receive the consideration receivable upon the Merger by a holder of the number of Shares into which such Debentures could have been converted immediately prior to the Merger. Holders of Debentures would receive a greater cash amount in the event they elect to require the Company to repurchase their Debentures at the Repurchase Price than they would if they elect to convert their Debentures into the right to receive the consideration receivable upon the Merger.

          For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when the Purchaser gives oral or written notice to The Bank of New York, as depositary (the "Depositary"), of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN ACCEPTING FOR PAYMENT OR MAKING SUCH PAYMENT. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal.

          The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time to extend for any reason (including the occurrence of any condition specified in the Offer to Purchase) the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by a press release issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering stockholders to withdraw their Shares.

          Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment, may also be withdrawn at any time after January 8, 1996. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of any Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. Withdrawals of tenders may not be rescinded, and any Share properly withdrawn will thereafter be deemed not validly tendered for the purpose of the Offer. However, withdrawn Shares may be retendeed by again following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date.

          All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding on all parties. None of the Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for a failure to give such notification.

          The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

          The Company has provided to the Purchaser its stockholder list and security position lists for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares whose names appear on the Company's stockholder list and will be mailed to brokers, dealers, commercial brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

          THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

          Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers as set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and the other tender offer materials may be directed to the Information Agent, the Dealer Managers or to brokers, dealers, commercial banks or trust companies, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent and the Dealer Managers) for soliciting tenders of Shares pursuant to the Offer.

                        The Information Agent for the Offer is:
                                 D.F. KING & CO., INC.
          United States                                    Europe
          -------------                                    ------
          77 Water Street                     Royex House, Aldermanbury Square
       New York, New York 10005                  London, England EC2V 7HR
      1-800-714-3313 (Toll Free)                (44) 171-600-5005 (Collect)

                        The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

                                 85 Broad Street
                             New York, New York 10004
                            (Toll Free) (800) 323-5678
November 9, 1995